Filed pursuant to Rule 424(b)(5)
Registration No. 333-193478

PROSPECTUS SUPPLEMENT
(To prospectus dated February 5, 2014)

2,750,000 Shares

Class A Common Stock

We are offering 2,750,000 shares of Class A common stock as described in this prospectus supplement and the accompanying prospectus. We will receive all of the net proceeds from the sale of our Class A common stock. We intend to use the net proceeds of this offering to acquire certain of our target assets, including residential mortgage-backed securities, or MBS, issued by U.S. agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities and MBS issued by private organizations.

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AI.” On September 3, 2014, the last reported sale price of our Class A common stock on the NYSE was $28.39 per share.

The shareholder rights plan adopted by our Board of Directors allows us to dilute the ownership of our Company by any person or group of persons that acquires 4.9% or more of the outstanding shares of our Class A common stock. See “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement” in the accompanying prospectus.

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to Us(1)
Per Share	$27.61	$0.57	$27.04
Total	$75,927,500	$1,567,500	$74,360,000

(1)	Before deducting approximately $0.3 million in expenses payable by us.

We have granted the underwriters an option to purchase a maximum of 412,500 additional shares of Class A common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares of Class A common stock to investors in this offering on or about September 9, 2014.

Joint Book-Running Managers

Credit Suisse

Barclays

Morgan Stanley

RBC Capital Markets

Keefe, Bruyette & Woods

A Stifel Company

Co-Managers

JMP Securities	FBR	Ladenburg Thalmann	MLV & Co.	Compass Point

The date of this prospectus supplement is September 4, 2014.

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in these documents is current only as of the respective dates of those documents or the dates that are specified therein.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of Class A common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Unless the context otherwise requires, in this prospectus supplement, the terms the “Company,” “we,” “our,” “us” or similar references refer to Arlington Asset Investment Corp., a Virginia corporation. Unless expressly stated otherwise, the information set forth throughout this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”

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FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement, in the accompanying prospectus, in future filings with the Securities and Exchange Commission, or the SEC, or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, as such, may involve known and unknown risks, uncertainties and assumptions. The forward-looking statements we make in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements about the following:

•	the availability and terms of, and our ability to deploy, capital and our ability to grow our business through a strategy focused on acquiring primarily residential mortgage-backed securities, or MBS, that are either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government sponsored agencies, or agency-backed MBS, and MBS issued by private organizations, or private-label MBS;
•	our ability to forecast our tax attributes, which are based upon various facts and assumptions, and our ability to protect and use our net operating losses, or NOLs, and net capital losses, or NCLs, to offset future taxable income and gains, including whether our shareholder rights plan will be effective in preventing an ownership change that would significantly limit our ability to utilize such losses;
•	our business, acquisition, leverage, asset allocation, operational, investment, hedging and financing strategies and the success of these strategies;
•	the effect of changes in prepayment rates, interest rates and default rates on our portfolio;
•	the effect of governmental regulation and actions;
•	our ability to quantify and manage risk;
•	our ability to realize any reflation of our assets;
•	our liquidity;
•	our asset valuation policies;
•	our decisions with respect to, and ability to make, future dividends;
•	investing in assets other than MBS or pursuing business activities other than investing in MBS;
•	our ability to maintain our exclusion from the definition of “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act;
•	the effect of general economic conditions on our business; and
•	other factors discussed under “Risk Factors” and elsewhere in this prospectus supplement.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently in our possession. These beliefs, assumptions and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks, along with the following factors that could cause actual results to vary from our forward-looking statements, before making an investment in our securities:

•	the overall environment for interest rates, changes in interest rates, interest rate spreads, the yield curve and prepayment rates;

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•	current conditions and further adverse developments in the residential mortgage market and the overall economy;
•	potential risk attributable to our mortgage-related portfolios, including changes in fair value;
•	our use of leverage and our dependence on repurchase agreements and other short-term borrowings to finance our mortgage-related holdings;
•	the availability of certain short-term liquidity sources;
•	competition for investment opportunities, including competition from the U.S. Department of Treasury, or U.S. Treasury, and the U.S. Federal Reserve, for investments in agency-backed MBS and private-label MBS, as well as the reduction by the U.S. Federal Reserve of its purchases of agency-backed MBS;
•	the federal conservatorship of the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the federal government;
•	mortgage loan prepayment activity, modification programs and future legislative action;
•	changes in our acquisition, hedging and leverage strategies, changes in our asset allocation and changes in our operational policies, all of which may be changed by us without shareholder approval;
•	failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations;
•	fluctuations of the value of our hedge instruments;
•	fluctuating quarterly operating results;
•	changes in laws and regulations and industry practices that may adversely affect our business;
•	volatility of the securities markets and activity in the secondary securities markets;
•	our ability to successfully expand our business into areas other than investing in MBS; and
•	the other important factors identified, or incorporated by reference in this prospectus supplement or the accompanying prospectus, including, but not limited to those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2013, those identified in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and those described under the caption “Risk Factors” in this prospectus supplement.

We cannot guarantee future results, levels of activity, performance or achievements. These and other risks, uncertainties and factors could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made.

New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as obligated by law, we do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth or incorporated by reference in this prospectus supplement or the accompanying prospectus to reflect new information, future events or otherwise. See “Where You Can Find More Information” in the accompanying prospectus.

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INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the SEC after the date of this prospectus supplement and before the date that the offering of Class A common stock by means of this prospectus supplement and accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed on April 9, 2014;
•	our Current Report on Form 8-K filed on January 22, 2014, our Current Report on Form 8-K filed on February 25, 2014 (solely with respect to Item 8.01 thereto), our Current Report on Form 8-K filed on March 28, 2014, our Current Report on Form 8-K filed on June 11, 2014 (solely with respect to Item 5.02 thereto), our Current Report on Form 8-K filed on June 13, 2014 (solely with respect to Item 5.07 thereto) and our Current Report on Form 8-K filed on July 16, 2014; and
•	the description of our Class A common stock contained in our Registration Statement on Form S-4 filed with the SEC on December 6, 2002, as amended on January 15, 2003, February 7, 2003 and February 26, 2003, as updated by the description of our rights to purchase Series A Junior Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on June 5, 2009, and as updated by the description of our Class A common stock contained in our Registration Statement on Form S-3 filed with the SEC on January 22, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from us by contacting our Corporate Secretary at the following address: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein before making an investment decision.

Our Company

Arlington Asset Investment Corp. is a principal investment firm that currently acquires and holds primarily mortgage-related assets and holds certain other assets. We acquire residential MBS, either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities, or agency-backed MBS. We also acquire MBS issued by private organizations, or private-label MBS, subject to maintaining our exemption from regulation as an investment company under the Investment Company Act of 1940, as amended. In the future, we may acquire and hold other types of assets, including commercial MBS, asset backed securities, other structured securities, commercial mortgage loans, commercial loans, residential mortgage loans, and other real estate-related loans and securities. In addition, we also may pursue other business activities that will utilize our experience in analyzing investment opportunities and applying similar portfolio management skills.

We are a Virginia corporation and taxed as a C corporation for U.S. federal tax purposes. We operate primarily in the United States.

Our principal executive offices are located at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, and our telephone number is (703) 373-0200. Our website is www.arlingtonasset.com. The information on our website is not, and should not be interpreted to be, part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Class A common stock offered
2,750,000 shares (plus up to an additional 412,500 shares of Class A common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares in full).
Shares of Class A common stock outstanding after the offering(1)
22,056,563 shares (or 22,469,063 shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full).
Use of Proceeds
We expect to use the net proceeds of this offering to acquire certain of our target assets, including agency-backed MBS and private-label MBS. We expect to borrow against the assets that we acquire with the net proceeds of this offering through repurchase agreements and to use the proceeds of the borrowings to acquire additional target assets. We may also use the net proceeds for general working capital purposes.
Listing
Our Class A common stock is listed on the NYSE under the symbol “AI.”
Rights Plan
Our Board of Directors has adopted a shareholder rights plan, or Rights Plan, in an effort to protect against a possible limitation on our ability to use our NOLs, NCLs and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code. Our ability to use our NOLs, NCLs and built-in losses would be limited if we experienced an “ownership change” under Section 382 of the Code. The Rights Plan was adopted to dissuade any person or group from acquiring 4.9% or more of our outstanding Class A common stock, each, an Acquiring Person, without the approval of our Board of Directors and triggering an “ownership change” as defined by Section 382.
Under the terms of the Rights Plan, in general, if a person or group acquires or commences a tender or exchange offer for beneficial ownership of 4.9% or more of the outstanding shares of our Class A common stock upon a determination by our Board of Directors, all of our other Class A and Class B common shareholders will have the right to purchase securities from us at a discount to such securities’ fair market value, thus causing substantial dilution to the Acquiring Person.
Our Board of Directors does not intend to exercise its discretion to prevent the Rights Plan from operating and, as a result, any person or group that acquires more than 4.9% of our outstanding Class A common stock will be deemed to be an Acquiring Person under the Rights Plan. See “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement” in the accompanying prospectus.
Risk Factors
An investment in our Class A common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

(1)	Does not include (a) 2,047,274 shares of Class A common stock reserved for issuance under our 2014 Long-Term Incentive Plan and prior plans, of which 422,658 shares of Class A common stock may be issuable under certain circumstances upon vesting of outstanding performance share units, or PSUs, excluding dividend reinvestments (b) 200,678 shares of Class A common stock issuable, under certain circumstances, upon vesting of outstanding restricted stock units, or RSUs, or (c) 449,228 shares of Class A common stock issuable upon conversion of our outstanding shares of Class B common stock.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before you decide to invest in our Class A common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect us. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to this Offering

The market price and trading volume of our Class A common stock may be volatile following this offering.

The market price of our Class A common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A common stock include:

•	actual or unanticipated variations in our quarterly results;
•	changes in our financial estimates by securities analysts;
•	conditions or trends affecting companies that make investments similar to ours;
•	changes in interest rate environments and the mortgage market that cause our borrowing costs to increase, our reported yields on our MBS portfolio to decrease or that cause the value of our MBS portfolio to decrease;
•	changes in the market valuations of the securities in our MBS portfolio and other principal investments;
•	negative changes in the public’s perception of the prospects of investment or financial services companies;
•	changes in the regulatory environment in which our business operates;
•	the effect of governmental regulation and actions;
•	dilution resulting from new equity issuances or the conversion of Class B common stock into Class A common stock;
•	general economic conditions such as a recession, or interest rate or currency rate fluctuations; and
•	departures of our key personnel.

Many of these factors are beyond our control.

Broad market fluctuations could negatively impact the market price of our Class A common stock.

The global capital markets have experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our Class A common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our Class A common stock.

Our outstanding debt securities and future offerings of debt securities, all of which rank senior to our Class A common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our Class A common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Class A common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our outstanding debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Class A common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our Class A common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock bear the risk of our future offerings reducing the market price of our Class A common stock and diluting their stock holdings in us.

Common stock eligible for future sale may depress the market price of our Class A common stock.

We cannot predict the effect, if any, of future sales of Class A common stock, or the availability of shares for future sales, on the value of our Class A common stock. Sales of substantial amounts of our Class A common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our Class A common stock.

The shares of Class A common stock issued in prior offerings (including shares issuable upon cashless exercise of outstanding warrants) are, and the shares of Class A common stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Your interest in us may be diluted if we issue additional shares of Class A common stock.

Existing shareholders and potential investors in this offering do not have preemptive rights to any Class A common stock issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we sell additional shares of Class A common stock in the future, sell securities that are convertible into shares of Class A common stock or issue shares of Class A common stock or options exercisable for shares of Class A common stock. Further, investors purchasing shares in this offering may experience dilution of their equity investment upon the issuance of (a) 2,047,274 shares of Class A common stock reserved for issuance under our 2014 Long-Term Incentive Plan and prior plans, of which 422,658 shares of Class A common stock may be issuable under certain circumstances upon vesting of outstanding PSUs, excluding dividend reinvestments, (b) 200,678 shares of Class A common stock issuable, under certain circumstances, upon vesting of outstanding RSUs, or (c) 449,228 shares of Class A common stock issuable upon conversion of our outstanding shares of Class B common stock.

Investing in our Class A common stock may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a higher amount of risk, volatility or loss of principal than alternative investment options. Our investments may be highly speculative and aggressive, and therefore, an investment in our Class A common stock may not be suitable for someone with lower risk tolerance.

USE OF PROCEEDS

The net proceeds we will receive from the sale of 2,750,000 shares of our Class A common stock in this offering will be approximately $74.1 million (or approximately $85.2 million if the underwriters fully exercise their option to purchase additional shares) after deducting underwriting discounts and commissions of approximately $1.6 million (or approximately $1.8 million if the underwriters fully exercise their option to purchase additional shares), and estimated offering expenses of approximately $0.3 million payable by us.

We expect to use the net proceeds of this offering to acquire certain of our target assets, including agency-backed MBS and private-label MBS. We expect then to borrow against the assets that we acquire with the net proceeds of this offering through repurchase agreements and to use the proceeds of the borrowings to acquire additional target assets. We may also use the net proceeds for general working capital purposes.

Pending these uses, we intend to maintain the net proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts or (interest or non-interest bearing) checking (or escrow) accounts. These investments may include, for example, government securities other than agency securities, certificates of deposit and interest-bearing bank deposits. We expect these investments to provide a lower net return than we will seek to achieve from our target assets.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis; and
•	on an as adjusted basis, after giving effect to the sale of 2,750,000 shares of Class A common stock in this offering at an offering price of $27.61 per share, less the underwriting discount of $0.57 per share, and the receipt of the total net proceeds of approximately $74.1 million from this offering after deducting underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional shares).

	As of June 30, 2014 (unaudited)
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$26,954	$101,020
Debt:
Repurchase agreements	$2,666,251	$2,666,251
Interest payable	871	871
Accrued compensation and benefits	2,857	2,857
Dividend payable	17,348	17,348
Derivative liabilities, at fair value	80,487	80,487
Accounts payable, accrued expenses and other liabilities	1,292	1,292
Long-term debt	40,000	40,000
Total Debt	$2,809,106	$2,809,106
Shareholder’s equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding	$—	$—
Class A common stock, $0.01 par value, 450,000,000 shares authorized, 19,263,688 shares issued and outstanding on an actual basis and 22,013,688 shares issued and outstanding on an as adjusted basis.	193	220
Class B common stock, $0.01 par value, 100,000,000 shares authorized, 449,228 shares issued and outstanding	4	4
Additional paid-in capital	1,810,297	1,884,336
Accumulated other comprehensive income, net of taxes	49,848	49,848
Accumulated deficit	(1,237,710)	(1,237,710)
Total shareholders’ equity	622,632	696,698
Total capitalization	$3,431,738	$3,505,804

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes certain material U.S. federal income tax consequences to our Company and to beneficial owners of our Class A common stock. This summary discusses only the tax consequences to beneficial owners of our Class A common stock who hold such common stock as a capital asset within the meaning of Section 1221 of the Code. Because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular beneficial owners in light of their personal investment or tax circumstances, or to certain types of beneficial owners that are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Shareholders”), partnerships, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Shareholders”).

The statements in this section are based on the current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus supplement. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws.

This section is not a substitute for careful tax planning. Prospective investors are urged to consult their tax advisors regarding the specific U.S. federal, state, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our Class A common stock and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We are treated as a taxable C corporation under the Code. As such, we are subject to corporate income tax on our taxable income and gains that are not offset by our NOL and NCL carry-forwards. Beneficial owners of Class A common stock are not taxable on our income and losses from our operations, but are taxable on distributions received from us to the extent described below.

At December 31, 2013, we had $183.1 million of NOL carry-forwards and $50.8 million of NCL carry-forwards available to offset future income and gain. Our NCL carry-forwards are available to offset taxable capital gains through 2014, and our NOL carry-forwards will begin to expire in 2027. Even though we are able to use NOL and NCL carry-forwards against our taxable income and capital gains, we still have some tax liability that is attributable to U.S. federal alternative minimum tax and various state and local taxes.

Our ability to use our NOL and NCL carry-forwards to offset future taxable income would be severely limited if we experienced an “ownership change” under Sections 382 and 383 of the Code. We adopted the Rights Plan on June 1, 2009 in an effort to protect against the occurrence of an “ownership change.” The Rights Plan was ratified by our shareholders in June 2010. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (an Acquiring Person) without the approval of our Board of Directors. Our Rights Plan, however, does not protect against all transactions that could cause an ownership change, such as dispositions by existing 5% shareholders and transactions in our Class B common stock. Accordingly, we may experience an “ownership change” that would severely limit our ability to use our NOL and NCL carry-forwards.

In general, an “ownership change” occurs if 5% shareholders increase their collective ownership of the aggregate amount of the outstanding shares of our Company by more than 50 percentage points looking back over the relevant testing period. If an ownership change occurs, our ability to use our NOLs, NCLs and certain recognized built-in losses to reduce our taxable income in the future would be limited to a “Section 382 limitation,” which would be equal to the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate in effect for the month of the ownership change. The long-term tax-exempt rate for September 2014 is 3.06%. In the event of an ownership change, NOLs and NCLs that exceed the Section 382 limitation in any year will continue to be allowed as carry-forwards for the remainder of the carry-forward period and such losses can be used to offset taxable income for years within the carry-forward period subject to the Section 382 limitation in each year. However, if the carry-forward period for any NOL or NCL were to expire before that loss had been fully utilized, the unused portion of that loss would be lost. The carry-forward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred, and the carry-forward period for NCLs is five years from the year in which the losses giving rise to the NCLs were incurred. Our use of new NOLs or NCLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless another ownership change occurred after those new losses arose).

Based on our knowledge of our stock ownership, we do not believe that an ownership change has occurred since our losses were generated and we do not believe that this offering will result in an ownership change. Accordingly, we believe that at the current time there is no Section 382 limitation imposed on our use of our NOLs and NCLs to reduce future taxable income. The determination of whether an ownership change has occurred or will occur is complicated and depends on changes in percentage stock ownership among shareholders. Other than the Rights Plan, there are currently no restrictions on the transfer of our stock that would discourage or prevent transactions that could cause an ownership change. As discussed above, the Rights Plan is intended to discourage transactions that could cause an ownership change. The Rights Plan, however, does not protect against all transactions that could cause an ownership change. In addition, we have not obtained, and currently do not plan to obtain, a ruling from the IRS, regarding our conclusion as to whether our losses are subject to any Section 382 limitations. Furthermore, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in the future.

We revoked our status as a REIT effective as of January 1, 2009. Although we currently have no intention to re-elect REIT status, we will be eligible to make this election beginning with our 2014 taxable year. We might make such election for 2014 or future years for various reasons. For example, if we are limited in our ability to use our NOLs and NCLs under Sections 382 and 383 of the Code, we may elect REIT status to eliminate corporate level tax on our income that we distribute to our shareholders. To qualify as a REIT for federal income tax purposes, we would be required to continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits. In addition, in order to qualify as a REIT, an entity must distribute to its shareholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. As a result, if we elect to be treated as a REIT, we generally will be required to distribute our earnings to our shareholders rather than retaining our earnings for reinvestment in our business. In addition, if we elected REIT status, our dividends would generally be taxed at ordinary income rates of up to 39.6% and would generally not be eligible to be taxed at the 20% maximum rate applicable to qualified dividend income (see “— Taxation of Taxable U.S. Shareholders — Dividends” below). The decision to elect REIT status is in the sole discretion of our Board of Directors, and no assurance can be given that we will, or will not, elect such status for 2014 or in the future. The following discussion of certain material U.S. federal income consequences to beneficial owners of our Class A common stock applies so long as we continue to be treated as a taxable C corporation.

Taxation of Taxable U.S. Shareholders

The term “U.S. shareholder” means a beneficial owner of shares of our Class A common stock, that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation under U.S. federal income tax laws created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust, or a trust that has validly elected to be treated as a domestic trust under applicable Treasury regulations.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Class A common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Class A common stock by the partnership.

Dividends

A taxable U.S. shareholder will be required to take into account as dividends any distributions made out of our current or accumulated earnings and profits. A U.S. shareholder that is a taxable corporation generally should qualify for the dividends received deduction if the requisite holding period is satisfied. A U.S. shareholder that is taxed as an individual generally should qualify for the 20% tax rate applicable to qualified dividend income if the requisite holding periods are satisfied and the shareholder does not elect to treat the dividends as investment income for purposes of the investment interest limitations.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder.

Taxable distributions from the Company and gain from the disposition of Class A common stock will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, gain from the disposition of Class A common stock generally will be treated as investment income for purposes of the investment interest limitations. Dividend distributions also will be treated as investment income for the purpose of electing shareholders who forgo capital gains treatment for these dividends.

Disposition of Class A Common Stock

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our Class A common stock as long-term capital gain or loss if the U.S. shareholder has held the Class A common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of Class A common stock may be disallowed if the U.S. shareholder purchases other Class A common stock within 30 days before or after the disposition. Long-term capital gains of U.S. shareholders taxed at individual rates are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Medicare Contribution Tax

U.S. shareholders who are individuals, estates or certain trusts are required to pay a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending of the individual’s circumstances). Net investment income generally includes, among other things, dividends and capital gains from the sale or other disposition of stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. shareholder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of an investment in our Class A common stock.

U.S. Shareholders Holding Through Foreign Accounts or Intermediaries

Certain U.S. shareholders holding Class A common stock through foreign accounts or intermediaries will be subject to U.S. federal withholding tax at a 30% rate with respect to gross proceeds of sale received after December 31, 2016 by them and dividends paid to them if certain disclosure requirements related to U.S. accounts are not satisfied, including in certain circumstances foreign intermediaries entering into agreements with the IRS and taking other required actions. The application of the preceding may be modified by an applicable intergovernmental agreement entered into by the United States and a foreign government, or an IGA.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, at a rate of 28%, with respect to distributions unless the U.S. shareholder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number under penalty of perjury, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. shareholder’s income tax liability.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” Dividend distributions from a taxable C corporation, such as the Company, to a tax-exempt entity do not constitute unrelated business taxable income so long as the tax-exempt entity does not otherwise use our Class A common stock in an unrelated trade or business. Consequently, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of Class A common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a beneficial owner of Class A common stock that is not a U.S. shareholder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the ownership of Class A common stock, including any reporting requirements.

Dividends

The dividends on our Class A common stock paid to a non-U.S. shareholder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. To claim the benefit of an applicable income tax treaty, a non-U.S. shareholder will be required to satisfy certain certification and other requirements. In addition but without duplication, a U.S. federal withholding tax at a 30% rate will apply to dividends paid if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. The application of the preceding may be modified by an applicable IGA entered into by the United States and a foreign government. For this withholding tax, foreign financial institutions that are beneficial owners of dividend payments and are eligible for a lower rate of tax by reason of a treaty will be required to file an income tax return and disclose information regarding their U.S. ownership to receive a credit or refund for any excess withholding.

Dividends that are effectively connected with a non-U.S. shareholder’s conduct of a trade or business in the United States or (if certain tax treaties apply) are attributable to a permanent establishment or fixed base in the United States, known as “U.S. trade or business income,” are generally not subject to the 30% withholding tax if the non-U.S. shareholder files the appropriate IRS form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same graduated rates as applicable to United States persons. Any U.S. trade or business income received by a non-U.S. shareholder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. shareholder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Class A Common Stock

A non-U.S. shareholder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a disposition of our Class A common stock unless:

•	the gain is U.S. trade or business income and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. shareholder, in which case (i) the non-U.S. shareholder that is an individual will be subject to tax on any gain from the disposition under regular graduated U.S. federal income tax rates and (ii) a non-U.S. shareholder that is a corporation will be subject to tax on the gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the 30% branch profits tax; or
•	the non-U.S. shareholder that is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements, in which case the non-U.S. shareholder will be subject to a flat 30% tax on any gain derived from the disposition which may be offset by U.S. source capital losses (even though such non-U.S. shareholder is not considered a resident of the United States); or
•	we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the non-U.S. shareholder held more than 5% of our Class A common stock, directly or indirectly, at any time within the shorter of the five-year period preceding such disposition or its holding period for the Class A common stock; or
•	for proceeds of sale received after December 31, 2016, the non-U.S. shareholder does not satisfy certain information reporting and disclosure requirements regarding its U.S. ownership.

We believe that we are not currently, and do not expect to become, a United States real property holding corporation.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which the non-U.S. shareholder is a resident under the provisions of an applicable treaty.

U.S. federal backup withholding, currently at a 28% rate, generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder if the holder has provided the required certification that the holder is not a U.S. person (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E) or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient.

Proceeds from the disposition of shares of Class A common stock paid to or through the U.S. office of a broker generally will be subject to backup withholding and information reporting unless the non-U.S. shareholder certifies that it is not a United States person under penalties of perjury (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Payments of the proceeds from a disposition or a redemption effected outside the United States by or through a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. shareholder that result in an overpayment of taxes generally will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Non-U.S. shareholders should consult their tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from information reporting and backup withholding under current Treasury regulations.

Foreign Account Legislation

As previously described, unless a foreign financial institution (i) enters into an agreement with the U.S. government to or (ii) complies with applicable foreign law enacted in connection with an IGA in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), a withholding tax of 30% generally will apply to any dividends on our Class A common stock paid to such foreign financial institution. A withholding tax of 30% also generally will apply to any dividends on our Class A common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial U.S. owners or identification of the direct and indirect substantial U.S. owners of the entity. Finally, withholding of 30% also generally will apply to the gross proceeds of a disposition of our Class A common stock paid to a foreign financial institution or to a non-financial foreign entity on or after January 1, 2017, unless the reporting and certification requirements described above have been met. The terms of an IGA may modify the preceding requirements, including the effective date of any such withholding. Under certain circumstances, a non-U.S. shareholder of our Class A common stock may be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Keefe, Bruyette & Woods, Inc. are acting as the representatives, has, severally, and not jointly, agreed to purchase from us, on a firm commitment basis, the shares offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC	550,002
Barclays Capital Inc.	550,000
Morgan Stanley & Co. LLC	550,000
RBC Capital Markets, LLC	550,000
Keefe, Bruyette & Woods, Inc.	275,000
JMP Securities LLC	82,500
FBR Capital Markets & Co.	82,500
Ladenburg Thalmann & Co. Inc.	36,666
MLV & Co. LLC	36,666
Compass Point Research & Trading, LLC	36,666
Total	2,750,000

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.40 per share.

The underwriting agreement provides that the underwriters’ obligations to purchase the shares are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the shares offered by this prospectus supplement other than those covered by their option to purchase additional shares, if any of these securities are purchased.

Underwriting Discount

The following table summarizes the compensation we will pay the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

	Paid by Us
	No Exercise	Full Exercise
Per Share	$0.57	$0.57
Total	$1,567,500	$1,802,625

We estimate that our portion of the total expenses of this offering, exclusive of the underwriting discount, will be approximately $0.3 million.

We are not under any contractual obligation to engage any of the underwriters to provide investment banking, lending, asset management or financial advisory services to us in the future. If any of the underwriters provide such services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation. However, we will not enter into any agreement with any of the underwriters, nor will we pay any fees for such services to any of the underwriters, prior to the date which is 90 days after the date of this offering, unless the Financial Industry Regulatory Authority, Inc. determines that such payment would not be deemed underwriters’ compensation in connection with the offering.

Underwriters’ Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 412,500 shares of our Class A common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option may be exercised if the underwriters sell more than 2,750,000 shares of our Class A common stock in connection with this offering. If any additional shares are purchased pursuant to the option, the underwriters will offer these additional shares on the same terms as those on which the other shares are being offered hereby, provided that the price paid by the underwriters per each additional share will be reduced by an amount per share equal to any dividends or distributions declared by us and payable on the other shares but not payable on such additional share.

We expect to apply all of the net proceeds from the sale of our Class A common stock in this offering in the manner described under the caption “Use of Proceeds.”

Lock-Ups

We have agreed that we will not directly or indirectly, issue, sell, offer, agree to sell, contract or grant any option to sell (including, without limitation, pursuant to any short sale), pledge, make any short sale of, maintain any short position with respect to, transfer, establish or maintain an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, enter into any swap, derivative transaction or other arrangement (whether such transaction is to be settled by delivery of our common stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any of the economic consequences of ownership, file or cause to be filed a registration statement, including any amendments, with respect to the registration of, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement. However, we may, during this 45-day “lock-up” period, (a) issue the shares of Class A common stock sold in this offering, (b) issue Class A common stock or grant Class A common stock-based awards (including but not limited to options, restricted stock, restricted stock units and performance share units) to our directors, officers, employees and consultants under our 2014 Long-Term Incentive Plan, (c) issue shares of Class A common stock upon the conversion or exercise of previously-granted awards under our 2014 Long-Term Incentive Plan or prior equity incentive plans or the conversion of Class B shares into Class A shares and (d) issue Class A common stock in an amount not more than 10% of the number of shares of the issued and outstanding Class A common stock immediately after the closing of this offering, pursuant to the equity distribution agreements, each dated May 24, 2013, with each of RBC Capital Markets, LLC, JMP Securities LLC, Ladenburg Thalmann & Co. Inc. and MLV & Co. LLC.

Each of our directors and executive officers has agreed that they will not sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of any legal or beneficial interest in any shares of our common stock, enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock or other securities, whether such swap transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement. However, each of our directors and executive officers may transfer or dispose of our shares during this 45-day “lock-up” period, provided, that (i) such transfer shall not involve a disposition for value, (ii) the transferee agrees to be bound in writing by the restrictions set forth in this paragraph for the remainder of the 45-day “lock-up” period prior to such transfer, and (iii) no filing by the transferor or transferee under the Exchange Act is required or voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the “lock-up” period or the extension of the “lock-up” period, as the case may be). For the avoidance of doubt, nothing shall prevent our executive officers and directors from (i) purchasing any of our Class A common stock, (ii) converting or exchanging any currently-held securities that are convertible into or exchangeable for our Class A common stock or Class B common stock, (iii) exercising any currently-held options or warrants to purchase our Class A common stock or Class B common stock, (iv) disposing or surrendering our securities for tax purposes in connection with the vesting and settlement of currently-held RSUs or shares of restricted stock or the exercise of currently-held options or (v) receiving grants of any shares of our Class A common stock or Class B common stock, or options to purchase our Class A common stock or Class B common stock, pursuant to any equity incentive plans of our Company that are currently in effect (provided that any shares of Class A or Class B common stock received will be subject to the lock-up restrictions described above).

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in short sales, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock:

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. An underwriter may close out any short position by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the underwriters will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through their option to purchase additional shares. If the underwriters sell more securities than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or on any trading market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. Specifically, certain of the underwriters and their affiliates are also lenders under our repurchase agreements.

In addition, in the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us and our affiliates. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

Electronic Offer, Sale and Distribution of Shares

This prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus supplement and accompanying prospectus electronically.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Transfer Agent

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report On Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP, and for the underwriters by Gibson, Dunn & Crutcher LLP and, solely with respect to matters of Virginia law, Kaufman & Canoles, P.C.

PROSPECTUS

ARLINGTON ASSET INVESTMENT CORP.

$750,000,000

Class A Common Stock
Preferred Stock
Preferred Stock Purchase Rights
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subscription Rights

We may offer and sell, from time to time, in one or more offerings, together or separately, in one or more series or classes, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $750,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “AI.”

Investing in these securities involves substantial risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, updated and supplemented by our periodic reports and other information filed by us with the Securities and Exchange Commission and incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely solely on the information in the prospectus supplement. You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading “Incorporation by Reference of Information Filed With the SEC.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you. See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

CERTAIN DEFINITIONS

References in this prospectus to “we,” “our,” “us” and “our company” refer to Arlington Asset Investment Corp., including, as the context requires, our direct and indirect subsidiaries. In this prospectus, we refer to the Class A common stock, preferred stock, preferred stock purchase rights, depositary shares, debt securities, warrants, purchase contracts, units and subscription rights being offered collectively as “securities.”

RISK FACTORS

Investing in any of our securities involves substantial risks, including the risk that you might lose your entire investment. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. These risks are interrelated, and you should treat them as a whole. The risks described are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or not identified, may also materially and adversely affect our business, financial condition and results of operations. Before making an investment decision, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated and supplemented by our periodic reports and other information filed by us with the SEC and incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Information.”

FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “may”, “will” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated and supplemented by our periodic reports and other information filed by us with the SEC and incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, as well as any other documents filed by us with the SEC. These factors could cause actual results to differ materially from our forward-looking statements. For a further discussion of these factors, see the section above entitled “Risk Factors.”

Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

OUR COMPANY

General

Arlington Asset Investment Corp. is a principal investment firm that currently acquires and holds mortgage-related assets and holds certain other assets. We acquire residential mortgage-backed securities, or MBS, either issued by U.S. government agencies or guaranteed as to principal and interest by U.S. government agencies or U.S. government-sponsored entities, or agency-backed MBS. We also acquire MBS issued by private organizations, or private-label MBS, subject to maintaining our exemption from regulation as an investment company under the Investment Company Act of 1940, or the 1940 Act. In the future, we may acquire and hold other types of assets, including commercial mortgage-backed securities, asset backed securities, other structured securities, commercial mortgage loans, commercial loans, residential mortgage loans, and other real estate-related loans and securities. In addition, we also may pursue other business activities that will utilize our experience in analyzing investment opportunities and applying similar portfolio management skills. We are a Virginia corporation taxed as a C corporation for U.S. federal income tax purposes.

Our Principal Office

Our principal executive offices are located at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia, 22209, and our telephone number is (703) 373-0200. Our website is www.arlingtonasset.com. The information on our website is not, and should not be interpreted to be, part of this prospectus.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will use the net proceeds from sales of securities for the acquisition of agency-backed MBS, private-label MBS or other types of assets that we may acquire in the future, or for use in other business activities we may pursue in the future. We also may use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness, pursuit of growth initiatives that may include acquisitions, working capital and for liquidity needs. Pending the application of the net proceeds, we may invest the net proceeds in short-term marketable securities or use the net proceeds to reduce our short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the last five fiscal years. For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense determined to represent interest. Because we did not have any preferred stock outstanding and therefore paid no preferred stock dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

	Nine Months Ended September 30, 2013	Fiscal Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	2.8	7.2	7.6	23.6	39.0	(A)

(A)	Due to the net loss in 2008, the coverage ratio in this year was less than 1:1. We would have had to generate additional earnings of $295,848 to achieve coverage of 1:1 in this year.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our Class A common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts, units and subscription rights that we may offer from time to time. The preferred stock purchase rights that are attached to and traded with the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part, are described under heading “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.” As further described in this prospectus, these summary descriptions are not intended to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our common stock and preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Virginia Stock Corporation Act and our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” and “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement.”

The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read that description, together with the more detailed provisions of our articles of incorporation and the certificate of designation relating to the particular series of preferred stock, for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part.

General

Under our articles of incorporation, the total number of shares of all classes of stock that we have authority to issue is 575,000,000 of which 450,000,000 are shares of Class A common stock, par value $.01 per share, 100,000,000 are share of Class B common stock, par value $.01 per share, and 25,000,000 are shares of preferred stock, par value $.01 per share of which 100,000 are shares of Series A junior preferred stock. As of January 16, 2014, 16,047,965 shares of Class A common stock were issued and outstanding, 554,055 shares of Class B common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors from funds available therefor. All decisions regarding the declaration and payment of dividends will be at the discretion of our Board of Directors and will be evaluated on a quarterly basis in light of our financial condition, earnings, growth prospects, funding requirements, applicable law and other factors our Board of Directors deems relevant.

The holders of shares of Class A common stock are entitled to one vote for each share on all matters voted on by shareholders and the holders of shares of Class B common stock are entitled to three votes per share on all matters voted on by shareholders. Each of the holders of Class A common stock and Class B common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of our preferred stock. Our Board of Directors consists of seven Directors. The Directors are elected at each annual meeting of shareholders. Provided a quorum has been properly established in accordance with our bylaws, the holders of a plurality of shares of common stock voting for the election of our Directors can elect all of the Directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect Directors. Except for directors elected by the holders of outstanding shares of preferred stock as a separate voting group, any director may be removed from office with or without cause by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the company entitled to vote generally in the election of directors. There are no cumulative voting rights. Shares of our Class B common stock may convert into shares of our Class A common stock at our option in certain circumstances, including (1) upon a sale, transfer gift, assignment, devise or other disposition and (2) at the time the holder of shares of Class B common stock ceases to be employed by us.

Subject to the rights of any outstanding series of preferred stock and except as otherwise required by law or pursuant to the listing standards of the exchange on which our securities are listed, in all matters other than the election of directors, certain amendments of our bylaws or certain provisions of our articles of incorporation, the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy at a meeting of shareholders and entitled to vote on the subject matter is required for approval, provided a quorum is established. For more information regarding the voting rights of our capital stock, see “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.”

When we issue shares of our common stock, for and in receipt of consideration approved by our Board of Directors, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. There may be restrictions imposed by applicable securities laws on any transfer of shares of our common stock. Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock.

In the event of our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Certain Anti-Takeover Provisions of Virginia Law, Articles of Incorporation, Bylaws and Shareholder Rights Agreement

For a description of certain anti-takeover provisions under Virginia law or in our articles of incorporation, bylaws or Shareholder Rights Agreement, which we refer to as our Rights Agreement, see “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement.”

Preferred Stock

Our Board of Directors is authorized without further shareholder approval (except as may be required by applicable law or the regulations promulgated on any exchange on which our securities are listed) to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations, or restrictions, as are stated in the resolution adopted by our Board of Directors providing for the issuance of such series and as are permitted by the Virginia Stock Corporation Act. The terms and rights of any such series may include:

•	the maximum number of shares in the series and the designation of the series, which designation will distinguish the shares from the shares of any other series or class;
•	whether shares of the series will have special, conditional or limited voting rights, or no right to vote, except to the extent required by law;
•	whether the shares of the series are redeemable or convertible (i) at our option, at the option of a shareholder or another person or upon the occurrence of a designated event, (ii) for cash, indebtedness, securities or other property, and (iii) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
•	any right of holder of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;
•	the amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company; and
•	any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of the series remain outstanding, except upon the assent of all or a specified portion of the shares) as permitted by law and not inconsistent with our articles of incorporation.

Should our Board of Directors elect to exercise this authority, the rights and privileges of holders of shares of common stock could become subject to the rights and privileges of any such series of preferred stock. In addition, our Rights Agreement provides for the issuance of shares of participating preferred stock under the circumstances specified in the Rights Agreement, upon exercise or exchange of rights issued thereunder. See “Important Provisions of Virginia Law and Our Articles of Incorporation, Bylaws and Shareholder Rights Agreement — Shareholder Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

This section describes some of the general terms and provisions applicable to the depositary shares and depositary receipts that we may issue from time to time, other than pricing and related terms. We will describe the specific terms of a series of depositary shares and the deposit agreement in the applicable prospectus supplement. The following description and any description of the depositary shares in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable deposit agreement, which we will file with the SEC in connection with an issuance of depositary shares and depositary receipts. You should read the description included in the applicable prospectus supplement, together with the more detailed provisions of the applicable deposit agreement, for provisions that may be important to you.

We may issue depositary shares evidenced by depositary receipts representing interests in shares of a particular series of preferred stock. We will deposit the preferred stock of a series that is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, unless otherwise stated in the applicable prospectus supplement, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share that the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary that we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares. The depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion

If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement and the form of depositary receipt, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been redeemed;
•	each share of preferred stock has been converted into or exchanged for common stock; or
•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There may be provisions: (a) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (b) regarding compensation of the depositary; (c) regarding resignation of the depositary; (d) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (e) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES

The following summary of selected provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture that will be filed with the SEC in connection with an offering of our debt securities. Moreover, the terms of any series of debt securities offered by us may differ from the general description of terms presented below. Each of the open-ended senior indenture and open-ended subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and has been qualified or will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The particular terms of any debt securities we offer will be described in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indentures. You should read that description and the description set forth below, together with the more detailed provisions of the applicable indenture, including the defined terms, which we will file with the SEC in connection with the offering, for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act.

We may from time to time issue and sell debt securities. These debt securities are described below and will be senior debt securities or subordinated debt securities and any senior or subordinated debt securities that may be part of a unit, all of which are called debt securities. The senior debt securities and subordinated debt securities will be issued under one or more separate indentures between us and the indenture trustee named in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, and in some cases pursuant to a supplemental indenture thereto. Together, the senior indenture and the subordinated indenture are called the indentures, and the senior indenture trustee and the subordinated indenture trustee are called the indenture trustees.

General

The debt securities will be our direct obligations. Unless we indicate otherwise in the applicable prospectus supplement, the indentures do not significantly limit our operations. Unless we indicate otherwise in the applicable prospectus supplement, in particular, the debt securities do not:

•	limit the amount of debt securities that we can issue under the indentures;
•	limit the number of series of debt securities that we can issue from time to time;

•	restrict us from reopening a previous issue of debt securities to issue additional debt securities of that series;
•	limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;
•	require us or an acquiror to repurchase debt securities in the event of a “change in control”; or
•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.

The senior debt securities will rank senior to our subordinated debt securities.

Terms

Any series of debt securities offered by us will include specific terms, including some or all of the following:

•	the title, series, form and type of the offered debt securities;
•	the aggregate principal amount of the offered debt securities and any limit upon the aggregate principal amount of the debt securities of such title or series;
•	the date or dates (including the maturity date) or method, if any, for determining such dates, on which the principal of the offered debt securities will be payable (and any provisions relating to extending or shortening the date on which the principal of the offered debt securities is payable);
•	the interest rate, or method, if any, for determining the interest rate, the date or dates from which interest will accrue, or method, if any, for determining such dates, the interest payment dates, if any, on which interest will be payable, and whether and under what circumstances additional amounts on the offered debt securities will be payable; the manner in which payments with respect to the offered debt securities will be made; and the place or places where principal or, premium, if any, interest and additional amount, if any, will be payable;
•	whether the offered debt securities are redeemable at our option, and if so, the periods, prices, and other terms regarding such optional redemption;
•	whether we are obligated to redeem or repurchase the offered debt securities pursuant to any sinking fund or at the option of any holder thereof, and if so, the periods, prices and other terms regarding such repurchase or redemption;
•	the currency for payment of principal, premium, interest and any additional amount with respect to the offered debt securities, whether the principal, premium, if any, interest or additional amounts, if any, with respect to the offered debt securities are to be payable, at our election or any holder’s election, in a currency other than that in which the offered debt securities are denominated, the period in which that election may be made and the time and manner of determining the applicable exchange rate;
•	whether the amount of payments of principal of, premium, if any, interest on, or additional amounts, if any, with respect to the offered debt securities may be determined by reference to an index, formula or other method, and if so, the terms and conditions and the manner in which such amounts will be determined and paid or payable;
•	whether the offered debt securities will be convertible into or exchangeable for our common stock or other securities, and if so, the initial conversion or exchange price and the periods and terms of the conversion or exchange; and
•	any other terms not inconsistent with the provisions of the indentures filed as exhibits to the accompanying prospectus supplements.

Form of the Debt Securities

The indentures provide that we may issue senior and subordinated debt securities in registered form, in bearer form or in both registered and bearer form. Unless we indicate otherwise in the applicable prospectus supplement, each series of senior and subordinated debt securities will be issued in registered form, without coupons. Holders of “registered form” securities are listed on the applicable indenture trustee’s register for the applicable debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in denominations of $1,000 or any integral multiple of $1,000, and we will issue senior and subordinated debt securities in bearer form in denominations of $5,000 or any integral multiple of $5,000. There will be no service charge for any registration of transfer, exchange, redemption or conversion of senior or subordinated debt securities, but we or the applicable indenture trustee may require the holder to pay any tax or other governmental charge that may be imposed in connection with any registration of a transfer or exchange of the senior or subordinated debt securities, other than certain exchanges not involving any transfer.

If we issue the debt securities in bearer form, the debt securities will have interest coupons attached. “Bearer form” securities are payable to whomever physically holds them from time to time. Debt securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of debt securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations.

Registration, Transfer, Payment and Paying Agent

Unless we indicate otherwise in the applicable prospectus supplement, payments on the debt securities will be made at our office or agency maintained for that purpose. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the indenture trustee in the City of New York will be designated as our sole paying agent for payments with respect to the debt securities of each series. Any transfer of the debt securities will be registrable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the debt security is registered at the close of business on the applicable record date. Unless we indicate otherwise in the applicable prospectus supplement, any interest and any additional amounts with respect to any debt securities which is payable, but not punctually paid or duly provided for, may be paid to the holders as of a special record date fixed by the applicable indenture trustee or in any other lawful manner.

Unless we indicate otherwise in the applicable prospectus supplement, payments of principal, premium, if any, and interest on debt securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless we indicate otherwise in the applicable prospectus supplement, payment on debt securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any debt security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States.

Global Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities, each series of debt securities will be issued in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement (or its custodian) one or more certificates representing the entire series, as described below under “Book-Entry Procedures and Settlement.” Global debt securities may be issued in either temporary or permanent form.

The applicable prospectus supplement will describe any limitations and restrictions relating to a series of global senior or subordinated debt securities.

Covenants

The following covenants will apply to us with respect to the debt securities of each series unless otherwise specified in the applicable prospectus supplement:

•	Except as described in this prospectus under “Description of Debt Securities — Consolidation, Merger and Sale of Assets,” we must do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, we are not required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.
•	We are required to pay or discharge or cause to be paid or discharged (a) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or the income, profits or property of any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any subsidiary. We must pay these taxes and other claims before they become delinquent. However, we are not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Additional covenants described in the applicable prospectus supplement may apply to us with respect to a particular series of debt securities.

Subordination of Subordinated Debt Securities

Contractual provisions in the subordinated debt indenture may prohibit us from making payments on the subordinated debt securities, which are subordinate and junior in right of payment to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, as it may be supplemented from time to time, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as the principal of and premium, if any, and interest on all indebtedness of us, other than the subordinated debt securities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (a) for money borrowed, (b) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (c) obligations of us as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which we are a party. For the purpose of this definition, “interest” includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that the claim for post-petition interest is allowed in the proceeding. Also for the purpose of this definition, “indebtedness of us” includes indebtedness of others guaranteed by us and amendments, renewals, extensions, modifications and refundings of any indebtedness or obligation of the kinds described in the first sentence of this paragraph, but does not include any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation, or under which the indebtedness or obligation is outstanding, provides that the indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding involving us or our assets;
•	in the event of any liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

•	in the event of any assignment for the benefit of creditors or any other marshalling of assets and liabilities of us;
•	if any subordinated debt securities of ours have been declared due and payable before their stated maturity; or
•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or if any event of default with respect to any senior debt of ours has occurred and is continuing, permitting the holders of that senior debt of ours or an indenture trustee to accelerate the maturity of that senior debt, unless the event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded, or (b) if any judicial proceeding is pending with respect to a payment default or an event of default described in (a).

If the indenture trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that they know is prohibited under the subordination provisions, then the applicable indenture trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the indenture trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, unless we indicate otherwise in the applicable prospectus supplement, each indenture requires that:

•	the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the applicable indenture;
•	immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the applicable indenture; and
•	either we or the successor person has delivered to the applicable indenture trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the applicable indenture.

The successor shall be substituted for us as if it had been an original party to the indentures and the debt securities. Thereafter, the successor may exercise our rights and powers under the indentures and the debt securities and, except in the case of a lease, we will be released from all of our obligations and covenants under those documents.

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series containing identical terms and provisions in authorized denominations requested by the holders upon surrender of the registered debt securities at an office or agency that we maintain for that purpose and upon fulfillment of all other requirements set forth in the indentures.

Conversion and Exchangeability

The holders of debt securities that are convertible into or exchangeable for our common stock or other securities will be entitled to convert or exchange the debt securities under some circumstances. The terms of any conversion or exchange right will be described in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of the debt securities would be subject to adjustment.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement for any series of debt securities, events of default with respect to any series of debt securities are:

•	failure to pay the interest or any additional amounts payable on any debt security of such series when due and continuance of that default for 30 days;
•	failure to pay the principal of or any premium on any debt security of such series when due and payable;
•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series;
•	failure to perform or the breach of any covenant or warranty in the applicable indenture or the debt securities (other than a covenant or warranty included solely for the benefit of a series of debt securities other than such series) that continues for 60 days after we are given written notice by the applicable indenture trustee or we and the applicable indenture trustee are given written notice by the holders of at least 25% of the outstanding debt securities of such series; or
•	certain events involving our bankruptcy, insolvency or reorganization.

If an event of default with respect to debt securities of any series occurs and is continuing, the applicable indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the applicable indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on that series to be due and payable immediately. The indenture trustee may withhold notice to the holders of debt securities of any default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

Any such waiver shall cure such default or event of default.

Unless we indicate otherwise in the applicable prospectus supplement, subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the applicable indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the applicable indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or exercising any trust or power conferred on the applicable indenture trustee, with respect to the debt securities of that series, subject to certain limitations specified in the applicable indenture.

Unless we indicate otherwise in the applicable prospectus supplement, a holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	The holder has given written notice to the applicable indenture trustee of a continuing event of default with respect to that series;
•	The holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the applicable indenture trustee to institute such proceedings as trustee; and

•	the applicable indenture trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable indenture trustee regarding our compliance with certain of the covenants in the indentures.

Waivers of Certain Covenants and Past Defaults

Unless we indicate otherwise in the applicable prospectus supplement, the holders of at least 25% of the aggregate principal amount of the outstanding senior and subordinated debt securities of each series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable indenture. They also may waive any past default with respect to that series under the applicable indenture, except (a) a default in the payment of principal, premium or interest or any additional amounts or (b) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the applicable series.

Amendments to the Indentures

Supplemental Indentures with Consent of Holders

Unless we indicate otherwise in the applicable prospectus supplement, we and the applicable trustee may modify or amend an indenture, with the consent of the holders of at least 25% in principal amount of each series of the senior or subordinated debt securities affected by the modification or amendment. However, unless we indicate otherwise in the applicable prospectus supplement, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

•	change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to any debt security;
•	reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to any debt security, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to any debt security, or adversely affect the right of repayment at the option of any holder, if any;
•	change the place of payment, the currency in which the principal of, premium, if any, or interest on, or any additional amounts with respect to any debt security is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);
•	reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) under the applicable indenture or reduce requirements for quorum or voting;
•	modify any of the provisions in the applicable indenture provisions described above under “Waivers of Certain Covenants and Past Defaults” and in this section “Amendments to the Indentures — Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;
•	adversely affect the right of any holder to convert any convertible debt securities; or
•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

Supplemental Indentures without Consent of Holders

Except as otherwise provided in the applicable prospectus supplement, we and the applicable indenture trustee may modify and amend an indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by the successor of our covenants in the applicable indenture and in the debt securities;
•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the applicable indenture;
•	to add or change any provisions of the applicable indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate restrictions on payments with respect to debt securities, to permit registered securities to be exchanged for bearer securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;
•	to establish the form or terms of debt securities of any series and any related coupons;
•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the applicable indenture as necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;
•	to cure any ambiguity or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision of the applicable indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture which do not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;
•	to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;
•	to add additional events of default with respect to all or any series of debt securities;
•	to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided the action does not adversely affect the interests of the holders of any debt securities of that series or related coupons or any other debt securities or related coupons in any material respect;
•	to secure the debt securities;
•	to amend or supplement any provision of the applicable indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities; and
•	to make certain provisions with respect to conversion rights.

Legal Defeasance and Covenant Defeasance

If the applicable prospectus supplement provides for defeasance, subject to the terms described therein, we may at any time elect to defease and will be deemed to have paid and discharged our obligations on the applicable debt securities if:

•	no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;
•	either (a) we have irrevocably deposited with the applicable indenture trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the applicable debt securities, through the stated maturity or redemption date of the applicable debt securities (or, in the case of debt securities which have become due and payable, through the date of such deposit), or (b) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the applicable indenture for the applicable debt securities;
•	we have paid all other sums payable under the applicable indenture with respect to the applicable debt securities and any related coupons;
•	we have delivered to the applicable indenture trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the applicable indenture; and
•	we have delivered to the applicable indenture trustee an opinion of counsel to the effect that the holders will have no material and adverse federal income tax consequences as a result of the deposit or termination, and if the applicable debt securities are listed on the New York Stock Exchange an opinion of counsel that the applicable debt securities will not be delisted.

In the case of a defeasance, the holders of the applicable debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the applicable debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable debt securities to receive from the deposited funds payment of the principal of, premium, if any, interest, and additional amounts, if any, with respect to the applicable debt securities when due.

Determining the Outstanding Debt Securities

Unless otherwise provided in or pursuant to the applicable indenture, we will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or are present at a meeting of holders of debt securities for quorum purposes:

•	in the case of any debt security that by its terms provides for declaration of a principal amount less than the principal face amount of the debt security to be due and payable upon acceleration, the principal amount that will be deemed outstanding will be the principal amount that would be declared to be due and payable upon a declaration of acceleration thereof at the time of such determination;
•	in the case of any indexed security, the principal amount that will be deemed outstanding will be the principal face amount of the indexed security at original issuance;
•	in the case of any debt security denominated in one or more foreign currency units, the principal amount that will be deemed outstanding will be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and
•	any debt securities owned by us or any other obligor upon the debt securities or any of our or such other obligor’s affiliates, will be disregarded and deemed not outstanding.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Indenture Trustees

In the normal course of business, we and our subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. We will describe the specific terms of each series of warrants we issue in the applicable prospectus supplement. The following description and any description of the warrant and related warrant agreement in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement. A form of the warrant agreement reflecting the particular terms and provisions of a series of offered warrants will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. Each prospectus supplement with respect to a series of warrants will describe the terms of the warrants offered pursuant to it, including one or more of the following:

•	the securities which may be purchased by exercising the warrants;
•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);
•	the period during which the warrants may be exercised;
•	U.S. federal income tax considerations relevant to the warrants; and
•	any other material terms of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

This section describes some of the general terms and provisions applicable to all purchase contracts. We will describe the specific terms of a series of purchase contracts in the applicable prospectus supplement. The following description and any description of the purchase contracts in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable purchase contract. A form of the purchase contract reflecting the particular terms and provisions of a series of offered purchase contracts will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue purchase contracts, including purchase contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from holders, at a future date a number of:

•	our debt securities, preferred stock or common stock;
•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;
•	currencies; or
•	commodities.

The price of our debt securities, price per share of our common stock or our preferred stock or the price of securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in such purchase contracts. The purchase contracts may be issued separately or as part of units, including units consisting of a combination of a purchase contract obligating the holder to purchase shares of common stock or preferred stock and debt securities or debt obligations of third parties, which may secure the holders’ obligations to purchase the common stock or preferred stock under the purchase contracts.

The applicable prospectus supplement will describe the terms of the purchase contracts offered pursuant to it, including one or more of the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock or preferred stock or securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, and the nature and amount of each of those securities or method of determining those amounts;
•	the amounts payable under the purchase contract or the formula by which such amount will be determined;
•	whether the purchase contracts are to be prepaid or not and whether the purchase contracts will be issued in fully registered or global form;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, our preferred stock, such securities of an entity not affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above, such currencies or such commodities;
•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and
•	U.S. federal income tax considerations relevant to the purchase contracts.

DESCRIPTION OF UNITS

This section describes some of the general terms and provisions applicable to units we may issue from time to time. We will describe the specific terms of a series of units and the applicable unit agreement in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

We may issue units from time to time in such amounts and in as many distinct series as we determine. We will issue each series of units under a unit agreement to be entered into between us and a unit agent to be designated in the applicable prospectus supplement. When we refer to a series of units, we mean all units issued as part of the same series under the applicable unit agreement.

We may issue units consisting of any combination of two or more securities described in this prospectus or debt or equity securities of third parties, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	the aggregate number of, and the price at which we will issue, the units;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent;
•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;
•	if applicable, a discussion of the U.S. federal income tax consequences; and
•	whether the units will be listed on any securities exchange.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes some of the general terms and provisions of the subscription rights we may issue from time to time. We will describe the specific terms of the subscription rights in the applicable prospectus supplement. The following description and any description of the subscription rights in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provision of the applicable subscription rights. A form of the subscription rights reflecting the particular terms and provision of a series of subscription rights will be filed with the SEC in connection with the offering and incorporated by reference in the registration statement and this prospectus.

Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, subject to compliance with applicable law, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agent agreement to be entered into between us and a bank or trust company, as subscription rights agent, that we will name in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, the subscription rights agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights. The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the offering, including one or more of the following:

•	the securities for which the subscription rights are exercisable;
•	the exercise price for such subscription rights;
•	the number of such subscription rights issued to each shareholder;
•	the number of shares of Class A common stock or amount of any other securities purchasable upon exercise of such subscription rights;
•	the extent, if any, to which such subscription rights are transferable;
•	a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Class A common stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date (subject to any extension) for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date (subject to any extension), all unexercised subscription rights will become void and of no further force or effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Class A common stock or other security purchasable upon exercise of the subscription rights. Subject to compliance with applicable law, if less than all of the subscription rights issued in any subscription rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

IMPORTANT PROVISIONS OF VIRGINIA LAW AND OUR ARTICLES OF
INCORPORATION, BYLAWS AND SHAREHOLDER RIGHTS AGREEMENT

The following description of certain provisions of Virginia law and our articles of incorporation, bylaws and the Rights Agreement is only a summary. For a complete description, we refer you to Virginia law, our articles of incorporation, bylaws and the Rights Agreement. We have filed our articles of incorporation, bylaws and the Rights Agreement as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our articles of incorporation, bylaws, the Rights Agreement and the Virginia Stock Corporation Act contain certain provisions that could delay or impede transactions involving an actual or potential change of control of our company, limit the ability of shareholders to remove directors or management or approve a transaction they deem to be in their best interest or adversely affect the price of our securities.

Number of Directors; Removal; Filling Vacancies

Our articles of incorporation and bylaws provide that there shall be seven Directors. By amendment of our bylaws, the Board of Directors or the shareholders may increase or decrease the number of Directors in accordance with applicable law. A decrease in the number of Directors shall not shorten the term of any incumbent Director. Directors hold office until their death, resignation or removal or until their successor is elected.

Our bylaws provide that vacancies on the Board of Directors, including a vacancy resulting from death, resignation, disqualification or removal or an increase in the number of Directors, shall be filled by the Board of Directors, the shareholders or the affirmative vote of a majority of the remaining Directors where less than a quorum of the Board of Directors remains. Where a resignation will become effective at a specified later date, it may be filled before the vacancy occurs, but the new Director may not take office until the vacancy occurs. A Director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his or her successor is elected.

Shareholder Action

Our articles of incorporation and bylaws provide that special meetings of the shareholders may only be called by the Board of Directors or by the Chairman, Chief Executive Officer, or President pursuant to a notice of meeting stating the purpose or purposes thereof approved by a majority of the Directors, the chairman, vice-chairman, chief executive officer or the president of the company. Only the business falling within the purpose or purposes described in the notice shall be conducted at a special meeting.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our bylaws establish advance notice procedures for shareholder proposals regarding business or nominations to be brought before any annual or special meeting of shareholders. Except for the election of Directors by the unanimous written consent of shareholders or the filling of vacancies on the Board of Directors by the Board Directors, only persons nominated in accordance with the notice procedures set forth in our bylaws shall be eligible to serve as a Director. Similarly, other business shall not be conducted at a meeting of shareholders unless it is brought before the meeting in accordance with the procedures set forth in our bylaws. Except as otherwise dictated by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was properly made or proposed, as the case may be. If any nomination or business is defectively made or proposed, it shall be disregarded.

Annual Meetings

Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at the annual meeting of shareholders in the following ways. Such nominations or proposals may be made pursuant to a notice of the meeting, by or at the direction of the Board of Directors or by a shareholder of our company who is a shareholder of record of a class of shares entitled to vote on the business such shareholder is proposing, both on the record date for the annual meeting and at the giving of the shareholder’s notice, and who complies with the notice procedures provided for in our bylaws.

To properly bring nominations or other business before an annual meeting of the shareholders, a shareholder must give timely, written notice thereof in proper form and timely updates and supplements thereof as of the record date for the shareholder meeting and as of the date that is ten business days prior to the meeting, and the proposed business must be proper for shareholder consideration. To be timely, the notice must be delivered to the secretary of our company at our company’s principal executive officers not later than the close of business on the 90th day nor earlier that the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the shareholder’s notice must be delivered to the secretary of our company at our company’s principal executive offices not earlier that the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the date on which we first make public announcement of the date of our annual meeting.

The shareholder’s notice must contain certain information. As to each person the shareholder proposes to nominate for election or re-election to the Board of Directors, the notice must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. With respect to each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must also include a completed and signed questionnaire, representation and agreement required by the bylaws. In addition to the information explicitly required in the bylaws, a shareholder proposing a director nominee may be required to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as director.

As to any other business that the shareholder proposes to bring before the meeting, the notice must contain a brief description of the proposed business and any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The shareholder notice must also provide the name and address of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made as they appear on the books of the corporation as well as the class and number of shares that are owned beneficially and of record by such shareholder and such beneficial owner, as the case may be any information concerning derivative ownership and hedging transactions, and any affiliates, associates or others acting in concert with such shareholder.

If the number of Directors to be elected to the Board of Directors is increased and there is no public announcement by us naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary of the company at our principal executive offices not later than the close of business on the tenth day following the date on which we first make such public announcement.

Special Meetings

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the notice of meeting in two ways. Such nominations may be made by or at the direction of the Board of Directors. Additionally, a nomination may be made by any shareholder who was a shareholder of record at the time notice of the meeting was given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. Any shareholder so qualified may nominate a person or persons for election to the position or positions specified in the notice of meeting if the shareholder provides timely, written notice thereof to the secretary of the company at our principal executive offices. To be timely, such notice must be provided not earlier that the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made.

Amendment of the Bylaws

Our bylaws may be amended or repealed, and new bylaws may be made, at any regular or special meeting of the Board of Directors or the shareholders. Bylaws made by the Board of Directors may be repealed or changed and new bylaws may be made by the shareholders, and the shareholders may prescribe that any bylaw made by them shall not be altered, amended, repealed or reinstated by the Board of Directors. The affirmative vote of at least 80% of the voting power of the outstanding shares of our capital stock entitled to vote is required for the shareholders to adopt, alter or repeal any bylaw that requires or would require the company to hold, or sets forth procedures for the holding of, a special meeting of shareholders or that governs or would govern the nomination of persons for election to the Board of Directors or the proposal of business to be considered at an annual or special meeting of shareholders.

Amendment of the Articles of Incorporation

For every voting group entitled to vote on a proposed amendment to our articles of incorporation, the vote required for approval shall be either the vote specifically required by our articles of incorporation or, if no voting requirement is specified, a majority of the votes entitled to be cast.

Except for amendments to our articles of incorporation adopted by the Board of Directors that establish any series of preferred stock, the affirmative vote of at least 80% of the voting power of the outstanding shares of the company is required to amend our articles of incorporation to include two types of provisions. The provisions that require such a vote are those that would require the company to hold, or set forth procedures for the holding of, a special meeting of shareholders or that would govern the nomination of persons for election to the Board of Directors of the proposal of business to be considered at an annual or special meeting of shareholders. The affirmative vote of at least 80% of the voting power of the outstanding shares of the company is also required to alter, amend or adopt any provision inconsistent with or repealing the Article VIII of our articles of incorporation, which addresses certain voting matters including the amendment of our bylaws and articles of incorporation.

Common Stock

Our articles of incorporation grant us the authority to issue 450,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock. Our articles of incorporation contain certain provisions that give holders of our Class B common stock greater voting rights than those of holders of our Class A common stock. Except where otherwise provided by law, shares of Class A common stock are entitled to one vote on all matters on which the shareholders are entitled to vote, and shares of Class B common stock are entitled to three votes on all such matters. The holders of Class A and Class B common stock vote together as a single voting group. Therefore, holders of our Class B common stock may exert significant influence on the outcome of all corporate actions requiring shareholder approval.

To the exclusion of the holders of any other class of shares, the holders of the outstanding shares of common stock have the sole power to vote for the election of Directors and for all other purposes without limitation, except as required by law.

Preferred Stock

Our articles of incorporation grant us the authority to issue 25,000,000 shares of preferred stock and authorize the Board of Directors, by the adoption of amendments to our articles of incorporation, to issue preferred stock in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series.

The availability of the preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having the authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special meeting of the shareholders. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our shareholders, unless that action is required by applicable law or the rules of any stock exchange on which our securities are listed. Our Board of Directors has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, or other takeover attempt. For example, in connection with the Board of Director’s adoption of our Rights Agreement, our Board of Directors designated Series A junior preferred stock, par value $0.01 per share. See “Shareholder Rights Agreement.”

Virginia Law

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, proxy contest, open market purchases or otherwise in a transaction not approved by the company’s Board of Directors. These provisions are designed to reduce the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act, which restrict certain transactions between us and any person, or an Interested Shareholder, who beneficially owns more than 10% of any class of our voting securities, or Affiliated Transactions. These restrictions do not apply to an Affiliated Transaction with an Interested Shareholder who has continuously been an Interested Shareholder since the date we first had 300 shareholders of record or whose acquisition of shares making him an Interested Shareholder was previously approved by a majority of our disinterested directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our Board of Directors who was a member on the date on which an Interested Shareholder became an Interested Shareholder or recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” provisions prohibit us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or our articles of incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

Control Share Acquisitions Statute

Pursuant to our bylaws, the provisions of Article 14.1 of the Virginia Stock Corporation Act relating to “control share acquisitions” shall not apply to the corporation.

Shareholder Rights Agreement

On June 1, 2009, our Board of Directors adopted the Shareholder Rights Agreement, and declared a dividend of one preferred share purchase right, each, a Right, for each outstanding share of our Class A common stock and Class B common stock. No shareholder approval was required for adoption of the Shareholder Rights Agreement; however, our shareholders approved the Shareholder Rights Agreement at our annual meeting on June 2, 2010.

Our Board of Directors adopted the Shareholder Rights Agreement in an effort to protect against a possible limitation on our ability to use our net operating loss carry forwards, or NOLs, net capital loss carry forwards, or NCLs, and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code. Our ability to use our NOLs, NCLs and built-in losses would be limited if we experienced an “ownership change” under Section 382 of the Code. The Shareholder Rights Agreement was adopted to dissuade any person or group from acquiring 4.9% or more of our outstanding Class A common stock, each, an Acquiring Person, without the approval of the Board of Directors and triggering an “ownership change” as defined by Section 382.

Initially, the Rights generally will not be exercisable and will be attached to and automatically trade with our Class A common stock and Class B common stock. The Rights will separate from the Class A common stock and Class B common stock and a “distribution date” will occur, with certain exceptions and upon a determination of our Board of Directors, upon the earlier of:

•	10 business days after a public announcement by us that a person or group has become an Acquiring Person; or
•	10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% or more of the Class A common stock.

Shareholders who owned 4.9% or more of our outstanding Class A common stock at the time of adoption of the Shareholder Rights Agreement will not trigger the Shareholder Rights Agreement so long as they do not (i) acquire any additional shares of Class A common stock or (ii) fall under 4.9% ownership of Class A common stock and then re-acquire additional shares so that they own 4.9% or more of the Class A common stock.

Subject to the terms, provisions and conditions of the Shareholder Rights Agreement, and taking into account our 1-for-20 reverse stock split that was effected on October 6, 2009, if the Rights become exercisable, each Right would represent the right to purchase from us one ten-thousandth of a share of Series A junior preferred stock for a purchase price of $3.00 each, subject to adjustment in accordance with the terms of the Shareholder Rights Agreement. Each post-split share of our Class A and Class B common stock is now associated with, and now trades with, 20 Rights. If issued, each 20 fractional shares of preferred stock would give the shareholder approximately the same dividend, voting and liquidation rights as does one share of the our Class A common stock. However, prior to exercise, a Right does not give its holder any rights as a shareholder of our company, including without limitation any dividend, voting or liquidation rights.

After the Distribution Date and following a determination by the Board of Directors that a person is an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the purchase price, that number of shares of Class A common stock or Class B common stock, as the case may be, having a market value of two times the purchase price of the Right.

After the Distribution Date and following a determination by the Board of Directors that a person is an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an appropriate exchange ratio of shares of Class A common stock or Class B common stock, as the case may be, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar Rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Each share of Series A junior preferred stock, if issued and outstanding:

•	will not be redeemable;
•	will entitle holders of record to (i) cumulative quarterly cash dividends when, as and if declared by our Board of Directors in an amount equal to $0.01 per whole share, less the amount of all cash dividends declared on the Series A junior preferred stock pursuant the following clause (ii) since the immediately preceding dividend payment date or, with respect to the first dividend payment date, since the first issuance of any share of Series A junior preferred stock and (ii) dividends payable in cash on the dividends payment for each cash dividend declared on the Class A or Class B common stock in an amount per whole share equal to a formula number (which unless adjusted equals 10,000), or the Formula Number, then in effect multiplied by the cash dividends then to be paid on each share of Class A or Class B common stock. In addition, if we pay any dividend on the Class A or Class B common stock payable in assets, securities or other forms of non-cash consideration (other than solely in shares of Class A or Class B common stock), then, in each case, we shall pay on each outstanding whole share of Series A junior preferred stock a dividend in like kind equal to the Formula Number then in effect;
•	will generally entitle the holder to a number of votes equal to the Formula Number then in effect on all matters submitted to a vote of the holders of Class A and Class B common stock and will have the right to vote as a single class with respect to such matters as a required by law;
•	will entitle holders upon liquidation to receive an amount equal to any accrued and unpaid dividends and distributions on Series A junior preferred shares, whether or not declared, plus an amount equal to the greater of (i) $0.01 per whole Series A junior preferred share and (ii) an aggregate amount per whole Series A junior preferred share equal to the Formula Number then in effect times the aggregate amount to be distributed to per share to holders of Class A and Class B common stock; and
•	if shares of our Class A and Class B common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and other property, in which or for which each share of common stock is changed or exchanged.

The Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a forward or reverse stock split or a reclassification of the preferred shares or Class A common stock or Class B common stock. No adjustments to the purchase price of less than 1% will be made.

The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the corporation without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the corporation even if such acquisition may be favorable to the interests of the corporation’s shareholders.

Because the Board of Directors can redeem the Rights, the Rights should not interfere with a merger or other business combination approved by the Board of Directors.

Before the Distribution Date, the Board of Directors may amend or supplement the Rights Agreement without the consent of the holders of the Rights. After the Distribution Date, the Board of Directors may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect, in any material respect, any Rights holder and do not result in the Rights again becoming redeemable, and no such amendment may cause the Rights again to become redeemable or cause this Rights Agreement again to become amendable other than in accordance with the applicable timing of the Rights Agreement.

The Rights and the Shareholder Rights Agreement will expire on the earliest of (i) June 4, 2019, (ii) the time at which the Rights are redeemed pursuant to the Shareholder Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Shareholder Rights Agreement, (iv) the repeal of Sections 382 and 383 of the Code or any successor statute if the Board of Directors determines that the Shareholder Rights Agreement is no longer necessary for the preservation of the applicable tax benefits and (v) the beginning of a taxable year to which the Board of Directors determines that no applicable tax benefits may be carried forward.

The Certificate of Designations of our Series A junior preferred stock and the Rights Agreement are filed as exhibits to the registration statement to which this prospectus forms a part and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;
•	through underwriters;
•	through dealers;
•	through agents;
•	through any combination of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.

Each prospectus supplement relating to an offering of securities will set forth the specific plan of distribution and state the terms of the offering, including:

•	The method of distribution of the securities offered therein;
•	The names of any underwriters, dealers, or agents;
•	The public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;
•	Any underwriting discounts, commissions or other items constituting underwriters’ compensation;
•	Any discounts, commissions, or fees allowed, re-allowed or paid to dealers or agents; and
•	Any securities exchange on which the offered securities may be listed.

Any public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to underwriters, dealers, or agents may be changed from time to time.

Distribution Through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they generally will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable supplement.

Distribution Through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale, and describe any commissions payable by us in the applicable supplement. Unless we specify otherwise in the applicable supplement, the agent will be acting on a best efforts basis during the appointment period. The agent may make sales in privately negotiated transactions and by any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE, or sales made to or through a market maker other than on an exchange.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act, for any resale of the securities. We will describe the terms of any sales of this kind in the applicable supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms acting as principal for their own accounts or as our agent. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

In connection with an underwritten offering of the securities, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

Ordinarily, each issue of securities will be a new issue, and there will be no established trading market for any security other than our common stock, which is listed on the New York Stock Exchange under the symbol “AI”, prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered securities. However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice. We cannot assure you that there will be a liquid trading market for the offered securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may offer subscription rights to our existing shareholders to purchase additional shares of our Class A common stock, preferred stock or other securities and any combination thereof. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of Class A common stock, preferred stock or other securities that may be purchased in connection with each right and the subscription price for the purchase of such securities. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any securities not subscribed for in the rights offering by existing shareholders. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, prior to the expiration date of any such subscription rights, any standby underwriters in a subscription rights offering to our shareholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date of any such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our shareholders, we may elect to retain a dealer-manager to manage the subscription rights offering for us. Any dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

Although we expect that delivery of securities generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable supplement, will be required, by virtue of the fact that those securities will settle in more than T+3, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

CERTAIN LEGAL MATTERS

The validity of securities covered by this prospectus has been passed upon for us by Hunton & Williams LLP. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues related to the offering of securities pursuant to this prospectus.

EXPERTS

The financial statements and management's assessment of effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You may read and copy any such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC’s website at http://www.sec.gov. In addition, you can inspect and copy reports, prospectus and other information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (NYSE: “AI”) is listed.

Our Internet address is http://www.arlingtonasset.com. We make available free of charge, on or through the “SEC Filings” section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website, and available in print upon request to our Investor Relations Department, are the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Business Conduct and Ethics, which governs our Directors, officers and employees. Information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to completion of the offering of the securities described in this prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 8, 2013;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 3, 2013;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 2, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 1, 2013;
•	Current Reports on Form 8-K filed on March 7, 2013, March 13, 2013, April 23, 2013 (solely with respect to Item 8.01 thereof as Item 2.02 was furnished and is not being incorporated herein), April 29, 2013, May 1, 2013, May 13, 2013 (solely with respect to Items 1.01 and 2.03 thereof as Item 9.01 was furnished and is not being incorporated herein), May 28, 2013 (solely with respect to Item 1.01 thereof as Item 9.01 was furnished and is not being incorporated herein), June 10, 2013 and January 22, 2014;
•	The portions of the Definitive Proxy Statement on Schedule 14A filed on April 19, 2013 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2012; and
•	The description of our common stock contained in the Registration Statement on Form S-4 filed with the SEC on December 6, 2002, as amended on January 15, 2003, February 7, 2003 and February 26, 2003.

We will provide a copy of all documents incorporated into this prospectus by reference, without charge, upon oral request to our Corporate Secretary at the number listed below or in writing by first class mail to the address listed below. Requests for such documents incorporated by reference should be directed to Corporate Secretary, Arlington Asset Investment Corp., 1001 Nineteenth Street North, Arlington, Virginia 22209, or you may ask for our Corporate Secretary by calling (703) 373-0200.

2,750,000 Shares

Class A Common Stock

Credit Suisse

Barclays

Morgan Stanley

RBC Capital Markets

Keefe, Bruyette & Woods

A Stifel Company

JMP Securities

FBR

Ladenburg Thalmann

MLV & Co.

Compass Point

PROSPECTUS SUPPLEMENT

September 4, 2014